Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Biohaven Pharmaceutical Holding Company Ltd., filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated April 3, 2017 relating to the consolidated financial statements of Biohaven Pharmaceutical Holding Company Ltd., which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-217214).  We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 as incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

May 3, 2017